Filed Pursuant to Rule 433

Registration No. 333-215494

«  Priced    «   Drive Auto Receivables Trust 2018-2 (Subprime Auto)

Joint Bookrunners : Societe Generale (struc), J.P. Morgan, RBC

CO-MANAGERS : Citigroup, MUFG, Santander

Cls	Prin($mm)	Mdy’s/S&P	WAL	Window	Legal	Bch	Spread	Yield
A1	155.000	P-1/A-1+	0.13	1-3	05/19	Yld	2.45%	2.450%
A2	327.000	Aaa/AAA	0.49	3-10	09/20	EDSF	28	2.660%
A3	126.750	Aaa/AAA	1.00	10-15	06/21	EDSF	35	2.900%
B	186.120	Aa1/AA	1.49	15-22	04/22	EDSF	55	3.251%
C	236.510	Aa3/A	2.20	22-32	08/24	IntS	83	3.658%
D	237.320	Baa3/BBB	3.17	32-45	08/24	IntS	125	4.180%
E	72.340	***Retained***

Transaction Details
* Deal Size: $1,341,040,000
* Offered Bonds: $1,268,700,000	* Risk Retention: US / EU
* Ticker: DRIVE 2018-2	* Registration: SEC Registered
* Exp. Ratings: Moody’s / S&P	* ERISA Eligible: Yes
* Pricing Speed: 1.75% ABS, 10% Call	* Exp. Pricing: Priced
* Min Denoms: $1k x $1k	* Exp. Settle: 05/23/2018
* Bill & Deliver: Societe Generale	* First Pay: 06/15/2018

Class	SEC CUSIP	SEC ISIN
A1	26208JAA1	US26208JAA16
A2a	26208JAB9	US26208JAB98
A2b	26208JAC7	US26208JAC71
A3	26208JAD5	US26208JAD54
B	26208JAE3	US26208JAE38
C	26208JAF0	US26208JAF03
D	26208JAG8	US26208JAG85

Attachments

-Preliminary Prospectus, FWP, CDI

-Intexnet Dealname: socdrive1802

-Intexnet Password: VJJ4

-DealRoadshow.com: DRIVE182

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.